UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.____ )
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☑	Definitive Proxy Statement.

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☐	Soliciting Material Pursuant to §240.14a-12.
NET 1 UEPS TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NET 1 UEPS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on November 29, 2010

To the Shareholders of Net 1 UEPS Technologies, Inc.:
     NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc., a Florida corporation, will be held at our principal executive offices located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 29, 2010 at 16h00, local time, for the following purposes:
1.	To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2.	To ratify the selection of Deloitte & Touche (South Africa) as the independent registered public accounting firm for the fiscal year ending June 30, 2011.

3.	To transact such other business and act upon any other matter which may properly come before the annual meeting or any adjournment or postponement of the meeting.
     Our Board of Directors has fixed the close of business on October 15, 2010 as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices during business hours for a period of ten days prior to the meeting.
     Your attention is directed to our annual report for the fiscal year ended June 30, 2010, which is enclosed with this proxy statement.

The Board of Directors,

Dr. Serge C. P. Belamant
Chairman and Chief Executive Officer

Johannesburg, South Africa
October 28, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 29, 2010. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at http://materials.proxyvote.com/64107N
WE CORDIALLY INVITE ALL SHAREHOLDERS TO ATTEND IN PERSON. HOWEVER,
REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE
PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE
ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING YOU MAY REVOKE YOUR
PROXY CARD AND VOTE IN PERSON.

NET 1 UEPS TECHNOLOGIES, INC.
President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa

PROXY STATEMENT

General
     This proxy statement is being furnished to shareholders of Net 1 UEPS Technologies, Inc., a Florida corporation, in connection with the solicitation by our Board of Directors, or the Board, of proxies for use at the Annual Meeting of Shareholders to be held at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 29, 2010 at 16h00, local time, and at any adjournment or postponement of the annual meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING
Solicitation
     We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.
     This proxy statement and the accompanying solicitation materials are being sent to our shareholders on or about October 28, 2010.
Revocation of Proxies
     You may revoke your proxy at any time prior to exercise of the proxy by (1) delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P O Box 2424, Parklands 2121, Gauteng, South Africa, or (2) attending the meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. However, if you are a shareholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of October 15, 2010 in order to vote personally at the annual meeting.
Record Date, Quorum and Voting Requirements
     Each holder of shares of our common stock on the close of business on October 15, 2010, the record date, is entitled to notice of and vote at the annual meeting or any adjournment thereof. There were 45,392,353 shares of common stock outstanding on the record date. The presence at the annual meeting, in person or by a proxy, of a majority of the total number of outstanding shares of common stock, or 22,696,177 shares, is necessary to constitute a quorum. Each share of common stock is entitled to one vote on all matters to be acted upon at the annual meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, holders of record of common stock who are present at the annual meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the annual meeting, are considered shareholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies.
     Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified us on a proxy form in accordance with industry practice or have otherwise advised us that they lack voting authority.

     Under the rules that govern brokers who are voting with respect to shares held in a fiduciary capacity, brokers have the discretion to vote shares on routine matters, but not on non-routine matters. Routine matters include, among other things, ratification of the appointment of an independent registered public accounting firm. Non-routine matters include election of directors. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions, the broker, bank or other nominee will not have discretion to vote your shares on any proposal other than Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm).
     All outstanding shares of common stock represented by valid and unrevoked proxies received in time for the annual meeting will be voted. Shares will be voted as instructed in the accompanying proxy on each matter submitted to shareholders. A shareholder may, with respect to the election of directors (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee(s) with respect to whom the shareholder withholds authority to vote by writing such nominee’s name on the proxy in the space provided. A shareholder may, with respect to each other matter specified in the notice of meeting (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. If no instructions are given on a properly completed and returned proxy, the shares will be voted FOR the election of the named director nominees, and FOR the ratification of the selection of Deloitte & Touche (South Africa), or Deloitte, as our independent registered public accounting firm for the fiscal year ending June 30, 2011.
     Our seven director nominees will be elected by a plurality of votes. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions have no effect, since approval by a specific percentage of the shares present or outstanding is not required. With respect to the ratification of the selection of Deloitte as our independent registered public accounting firm, the proposal will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal, and abstentions and broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.
     The Board knows of no additional matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board.
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL NO. 1: ELECTION OF DIRECTORS
     The terms of office of each of our current directors will expire at the annual meeting or at such time as their successors shall be elected and qualified. The Board has determined to nominate for re-election each of our current directors (see “Information Regarding the Nominees” for information on all directors) for a one-year term expiring at the annual meeting of shareholders in 2011 or until their successors shall be duly elected and qualified.
     The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.
     The Board recommends that you vote FOR election of each of its director nominees.

Information Regarding the Nominees
     The current members of our Board are as follows:

Dr. Serge C. P. Belamant 57 years old Director since 1997	Dr. Belamant has been our chief executive officer since October 2000 and the chairman of our Board since February 2003. From June 1997 until June 2004, Dr. Belamant served as chief executive officer and a director of Net 1 Applied Technology Holdings, or Aplitec, whose business was acquired by Net 1 in June 2004. From 1996 to 1997, Dr. Belamant served as a consultant in the development of Chip Off-Line Pre-Authorized Card, which is a Visa product. From October 1989 to September 1995, Dr. Belamant served as the managing director of Net 1 (Pty) Limited, a privately owned South African company specializing in the development of advanced technologies in the field of transaction processing and payment systems. Dr. Belamant also serves on the boards of a number of other companies that perform welfare distribution services and the provision of microfinance to customers. Dr. Belamant spent ten years working as a computer scientist for Control Data Corporation where he won a number of international awards. Later, he was responsible for the design, development, implementation and operation of the Saswitch ATM network in South Africa that rates today as the third largest ATM switching system in the world. Dr. Belamant has patented a number of inventions besides the FTS patent ranging from biometrics to gaming-related inventions. Dr. Belamant has more than 30 years of experience in the fields of operations research, security, biometrics, artificial intelligence and online and offline transaction processing systems. Dr. Belamant holds a PhD in Information Technology and Management.

The Board believes that Dr. Belamant’s strategic vision, technological ingenuity and extensive knowledge of the payments industry makes him an invaluable member of the Board. Dr. Belamant is founder of our company and has been the guiding force behind the development of most of our products and services.

Herman G. Kotzé 41 years old Director since 2004	Mr. Kotzé has been our chief financial officer, secretary and treasurer since June 2004. From January 2000 until June 2004, he served on the board of Aplitec as group financial director. From mid-1997 until October 1998, Mr. Kotzé worked for the Industrial Development Corporation of South Africa Limited as a business analyst. Mr. Kotzé served his articles from 1994 to 1996 at KPMG in Pretoria, South Africa, and in 1997 he became the audit manager for several major corporations in the manufacturing, mining, retail and financial services industries. Mr. Kotzé joined Aplitec in November 1998 as a strategic financial analyst. Mr. Kotzé is a member of the South African Institute of Chartered Accountants.

The Board believes that Mr. Kotze’s financial expertise and experience with corporate transactions, as well as his long history with the company and deep knowledge of our business and industry makes him well-suited to serve as a director.

Christopher S. Seabrooke 57 years old Director since 2005	Mr. Seabrooke has been a member of our Board since January 2005. Mr. Seabrooke is chief executive officer and a director of Sabvest Limited, an investment holding company which is listed on the JSE Limited (“JSE”). Mr. Seabrooke also serves as a non-executive director of the following JSE listed companies: Brait SA, Datatec Limited, Massmart Holdings Limited and Metrofile Holdings Limited. Mr. Seabrooke is a member of The Institute of Directors in South Africa. Formerly, he was the chairman of the South African State Theater and the deputy chairman of each of the National Arts Council and the Board of Business and Arts South Africa. Mr. Seabrooke has degrees in Economics and Accounting from the University of Natal and an MBA from the University of Witwatersrand.

The Board believes that Mr. Seabroooke’s expertise in finance, accounting and corporate governance and broad experience as a director of several publicly-traded companies covering a broad range of industries makes him an extremely valuable member of our Board.

Antony C. Ball 51 years old Director since 2004	Mr. Ball has been a member of our Board since June 2004. Mr. Ball has held various senior leadership positions with the Brait Group since 1998 and has been the chief executive officer of Brait since October 1, 2006. Mr. Ball has led the raising and governance of a number of Brait’s private equity funds and is responsible for certain of its private equity investments. Prior to assuming his current position at Brait, Mr. Ball served as joint deputy chairman of Brait from 1998 to March 2000. Prior to joining Brait, Mr. Ball was the chief executive of Capital Partners, which was the predecessor company to Brait and which pioneered the private equity market in South Africa, from 1991 to 1998. Mr. Ball began his career with Deloitte & Touche Consulting (1986-1991), where he co-founded its Strategy Group.

The Board believes that Mr. Ball’s long experience in private equity investing, in both South African and non-South African companies, provides us with valuable insight into the strategic and operational issues that our company faces.

Alasdair J. K. Pein 49 years old Director since 2005	Mr. Pein has been a member of our Board since February 2005. Mr. Pein currently serves as a director of Ecolutia Services AG, a global provider of water, wastewater and environmental treatment solutions. Between 1994 and March 2009, Mr. Pein served as the CEO of the Oppenheimer family’s private equity business (excluding Rest of Africa). During this period of time Mr. Pein held directorships of a number of private companies including companies in the Stockdale Street Group (formerly Southern Cross Capital Group), Central Holdings Limited and E Oppenheimer & Son International Limited. From 1995 to 2002, Mr. Pein served as President and CEO of Task (USA), Inc., a New York-based investment company. In addition, from 1998 to 2002, Mr. Pein was a director of Archangel Diamond Corporation Inc. and, from 2001 to 2008, was a director of Arsenal Digital Solutions, a privately-held US company that provides on-demand data protection services. Prior to 1994, Mr. Pein worked in London for Bankers Trust International mergers and acquisitions team. Mr. Pein is a qualified South African chartered accountant and completed his articles with Deloitte in Johannesburg in 1987.

The Board believes that Mr. Pein’s financial and accounting expertise, as well as his private equity experience and skills in dealing with compensation, human resources and corporate governance issues, makes him a valuable member of our Board.

Paul Edwards 56 years old Director since 2005	Mr. Edwards has been a member of our Board since July 2005. Mr. Edwards is the executive chairman of Merryn Capital, a privately-owned financial services group. From 2002 to 2005, Mr. Edwards was executive chairman of Chartwell Capital Group. In January 2005, Mr. Edwards was appointed non-executive vice chairman of Starcomms Limited, a Nigerian telecommunications operator. Prior to that, Mr. Edwards was the chief executive officer of MTN Group, a pan-African mobile operator. Between 1999 and 2001, Mr. Edwards was the chief executive officer of the Johnnic Group in South Africa, of which the MTN Group was a subsidiary. Between 1995 and 1999, Mr. Edwards was the chief operating officer of MEASAT Broadcast Network, a Malaysian-based regional pay television operator. Between 1993 and 1995, Mr. Edwards was executive vice president of satellite television broadcaster Star TV, based out of Hong Kong. Between 1989 and 1993, Mr. Edwards was chief executive officer of Multichoice, Africa’s leading pay television operator. Mr. Edwards has a BSc and an MBA from the University of Cape Town.

The Board believes that Mr. Edwards’ knowledge and experience of the telecommunications industry, especially in Africa, provides us with valuable insight into the potential opportunities to expand our business internationally.

Tom C. Tinsley 57 years old Director since 2008	Mr. Tinsley has been a member of our Board since September 2008. He has been employed by General Atlantic LLC, or GA, since 1999 and currently serves as a managing director of GA. Mr. Tinsley has served on numerous boards of directors of both private and public companies in the United States. Prior to joining GA, he served as Chairman and Chief Executive of the management board of Baan Company NV, a leading provider of enterprise software solutions. Prior to joining Baan Company NV, he was a director at McKinsey & Company, where he was employed for 18 years. Mr. Tinsley received an MBA from The Stanford Graduate School of Business and an undergraduate degree from the University of Notre Dame.

The Board believes that Mr. Tinsley’s broad experience in the private equity industry provides us with valuable insight into the strategic and operational issues facing our company. Mr. Tinsley serves on our Board as the nominated director pursuant to a contractual arrangement between us and investment entities affiliated with GA pursuant to which GA is entitled to designate one person to serve on our Board.
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of our Board has proposed that Deloitte be selected to serve as independent registered public accounting firm for the fiscal year ending June 30, 2011. A representative of Deloitte is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.
     We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2011. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.
     The Board recommends a vote FOR ratification of the selection of Deloitte.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE
     Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2010, our Board held a total of six meetings. All of the directors who served during our 2010 fiscal year attended or participated in more than 75% of the aggregate number of meetings of the Board and meetings of those committees of the Board on which such director served during the year. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance. Four of our directors who served during fiscal 2010 attended last year’s annual meeting. The non-management directors meet regularly without any management directors or employees present. These meetings are held on the day of or day preceding other Board or committee meetings.

     The Board annually examines the relationships between the Company and each of its directors. After this examination, the Board has concluded that Messrs. Seabrooke, Pein, Edwards and Ball are “independent” as defined under Nasdaq Rule 5605(a)(2) and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the Exchange Act, as that term relates to membership on the Board and the various Board committees. Mr. Tinsley is an “independent” director as defined under Nasdaq rules but is not eligible to serve on our Audit Committee, under Rule 10A-3(b)(1) due to the number of shares owned by GA and its affiliated investment entities.
COMMITTEES OF THE BOARD
     The Board has established an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. The members of our Board Committees are presented in the table below:

Nominating and
Corporate
	Audit	Remuneration	Governance
Director	Committee	Committee	Committee
Antony C. Ball		X	X
Dr. Serge C.P. Belamant (#)
Paul Edwards	X	X	X
Herman G. Kotzé (#)
Alasdair J.K. Pein	X	X *	X
Christopher S. Seabrooke	X *	X	X *
Tom C. Tinsley		X	X

#	Executive

*	Chairperson
Audit Committee
     The Audit Committee consists of Messrs. Seabrooke, Pein and Edwards, with Mr. Seabrooke acting as the chairperson. The Board has determined that Mr. Seabrooke is an “audit committee financial expert” as that term is defined in applicable Securities and Exchange Commission, or SEC, rules, and that all three members meet Nasdaq’s financial literacy criteria. The Audit Committee held eight meetings during the 2010 fiscal year. See “Audit Committee Report” on page 27.
     The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:
•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our registered public accounting firm;

•	the performance of our independent auditors and of the internal audit function;

•	the accounting and financial reporting processes and the audits of our financial statements; and

•	our systems of disclosure controls and procedures, internal controls over financial reporting, and compliance with ethical standards adopted by us.
     A copy of our Audit Committee charter is available without charge on our website, www.net1.com under the “Investor Relations — Governance” section.

Remuneration Committee
     The Remuneration Committee comprises Messrs. Pein, Seabrooke, Edwards, Tinsley and Ball, with Mr. Pein acting as the chairperson. The Remuneration Committee held four meetings during the 2010 fiscal year. The Remuneration Committee has the following principal responsibilities, authority and duties:
•	review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer’s compensation, including incentive-based and equity-based compensation, based on such evaluation;

•	make recommendations to the Board with respect to incentive and equity-based compensation plans;

•	review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including but not limited to employment contracts, change-in-control provisions and severance arrangements;

•	administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans;

•	review annually and make recommendations to the Board regarding director compensation;

•	assist management in developing and, when appropriate, recommend to the Board, the design of compensation policies and plans;

•	review and discuss with management the disclosures in our “Compensation Discussion and Analysis” and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports; and

•	recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Form 10-K, or information statement, as applicable, and prepare the related report required by the rules of the SEC.
     A copy of our Remuneration Committee charter is available without charge on our website, www.net1.com under the “Investor Relations — Governance” section.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee comprises Messrs. Seabrooke, Ball, Pein, Edwards and Tinsley, with Mr. Seabrooke acting as the chairperson. The Nominating and Corporate Governance Committee held four meetings during the 2010 fiscal year. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:
•	monitor the composition, size and independence of the Board;

•	establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board;

•	monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board;

•	make recommendations regarding proposals submitted by our shareholders;

•	establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance;

•	review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board; and

•	make recommendations to the Board regarding management succession planning and corporate governance best practices.
     A copy of our Nominating and Corporate Governance Committee charter is available without charge on our website, www.net1.com under the “Investor Relations — Governance” section.
BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK
Board Leadership
     Our Board of Directors is led by our Chairman, Dr. Serge Belamant, who is also our Chief Executive Officer. The Board believes that Dr. Belamant’s service as both Chairman of the Board and Chief Executive Officer is in our best interests and the best interests of our shareholders.
     A combined Chairman and Chief Executive Officer leadership structure is commonly utilized by public companies in the United States, and our Board believes that this leadership structure has been effective for us and minimizes the potential for duplication of efforts and conflict of roles. Dr. Belamant possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us, and is thus better positioned than a non-employee chairman to focus the Board’s time and attention on the matters that are most critical to us. Additionally, having one person serve as both Chairman of the Board and Chief Executive Officer enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, customers and suppliers.
     While our Bylaws do not require that the roles of Chairman of the Board and Chief Executive Officer be filled by the same person, our Board believes that having Dr. Belamant fill both positions is the appropriate leadership structure for us.
     We do not have a lead director. The Board believes that all of our independent directors are active and engaged Board members and that a number of them fulfill a lead director role at various times depending upon the particular issues involved. Further, Mr. Seabrooke, who is the Chairman of both the Nominating and Corporate Governance Committee and the Audit Committee and is a member of the Remuneration Committee, presides over all executive sessions of the independent directors.
The Board’s Role in Risk Oversight
     Managing risk is an ongoing process inherent in all decisions made by management. The Board of Directors discusses risk throughout the year, particularly at Board meetings when specific actions are considered for approval. The Board of Directors has ultimate responsibility to oversee our enterprise risk management program. This oversight is conducted primarily through various committees of the Board as described below.
     We have formed an Enterprise Risk Management Committee which comprises our Chief Financial Officer (who serves as chair) and the leaders of our various business units and which is responsible for identifying, assessing, prioritizing and developing action plans to mitigate the material business, operational and strategic risks affecting us. In addition, the Enterprise Risk Management Committee meetings are attended and coordinated by third-party advisors that assist us with developments in the risk management arena. The Enterprise Risk Management Committee reports to the Audit Committee on a quarterly basis.

     The Audit Committee directly provides oversight of risks relating to the integrity of our consolidated financial statements, internal control over financial reporting and the internal audit function. The Remuneration Committee oversees the management of risks related to our executive compensation program. The Nominating and Corporate Governance Committee oversees the management of risks related to management succession planning.
REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or remuneration committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.
     Pursuant to the stock purchase agreement, dated July 18, 2005, among the investment entities affiliated with GA, us and certain other parties, GA is entitled to designate one nominee to our Board. Mr. Tinsley serves as the GA designee. In addition, pursuant to the stock purchase agreement, we granted rights, under certain circumstances and subject to certain limitations, with respect to the registration of our shares held by investment entities affiliated with GA.
NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
     The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. Our Corporate Governance Guidelines provide that the committee will consider a candidate’s independence, as well as the perceived needs of the Board and the candidate’s background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The committee may also take into account the benefits of diversity in candidates’ viewpoints, background and experience, as well as the benefits of constructive working relationships among directors. Other than as set forth in our Corporate Governance Guidelines, the committee does not have a formal policy with respect to diversity.
     The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors, the ability of an individual director to devote the appropriate level of time and attention to Board duties in light of other positions he holds (including other directorships) and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.
     The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The committee will consider shareholder recommendations for candidates for the Board that are properly submitted in accordance with Section 4.16 of our by-laws in the same manner it considers nominees from other sources. In evaluating such recommendations, the committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experience and capability on the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD
     Any shareholder who wishes to communicate directly with the Board may do so via mail or facsimile, addressed as follows:
Net 1 UEPS Technologies, Inc.
Board of Directors
P O Box 2424
Parklands, 2121, Gauteng, South Africa
Fax: 27 11 880 7080
     The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.
CORPORATE GOVERNANCE GUIDELINES
     The Board has adopted a set of corporate governance guidelines. We will continue to monitor our corporate governance guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our corporate governance guidelines is available on our website at www.net1.com under the “Investor Relations – Governance” section.
CODE OF ETHICS
     The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all directors, officers, employees, contractors, consultants and temporary staff, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer or controller and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available upon request made either by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P O Box 2424, Parklands 2121, Gauteng, South Africa or by telephone to our Investor Relations Department at + 1 212-626-6675. A copy of our code of ethics is also available free of charge on our website at www.net1.com under the “Investor Relations – Governance” section.

COMPENSATION OF DIRECTORS
     Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2010, our non-executive directors received compensation as described below.

	Fees Earned or Paid
Name	in Cash	Stock Awards		Total
Antony Ball	$50,000	$25,000	(1)	$75,000
Paul Edwards	$65,000	$35,000	(2)	$100,000
Alasdair Pein	$80,000	$50,000	(3)	$130,000
Christopher Seabrooke	$100,000	$50,000	(3)	$150,000
Tom Tinsley	$50,000	$25,000	(1)	$75,000

(1)	Represents 1,365 shares of restricted stock granted on August 27, 2009, one-third of which vested on August 27, 2010. One-half of the remaining shares vest on each of August 27, 2011 and 2012, respectively. Vesting of such shares is conditioned upon each of Messrs. Ball and Tinsley’s continuous service as a member of our Board through the applicable vesting date. The value reflected is based on the closing price of our common stock on the date of grant.

(2)	Represents 1,910 shares of restricted stock granted on August 27, 2009, one-third of which vested on August 27, 2010. One-half of the remaining shares vest on each of August 27, 2011 and 2012, respectively. Vesting of such shares is conditioned upon Mr. Edwards’ continuous service as a member of our Board through the applicable vesting date. The value reflected is based on the closing price of our common stock on the date of grant.

(3)	Represents 2,729 shares of restricted stock granted on August 27, 2009, one-third of which vested on August 27, 2010. One-half of the remaining shares vest on each of August 27, 2011 and 2012, respectively. Vesting of such shares is conditioned upon each of Messrs. Pein and Seabrooke’s continuous service as a member of our Board through the applicable vesting date. The value reflected is based on the closing price of our common stock on the date of grant.
     The Board made determinations of fiscal 2010 total compensation based on analysis of the annual compensation of non-executive directors of US and UK-listed transaction processor companies with a range of market equity capitalizations above, below and comparable to ours. The peer group comprised: Fiserv Inc., Heartland Payment Systems, Inc., Global Payments Inc., Wright Express Corporation, Euronet Worldwide, Inc., Total System Services, Inc., Verifone Systems, Inc. and Dimension Data Holdings Plc. This peer group is similar to the peer group used to determine our executive officers’ compensation.
     During fiscal 2010, Mr. Tinsley served as a director pursuant to an agreement between us and investment entities affiliated with GA. We paid Mr. Tinsley $50,000 for his services as a director during fiscal 2010. Under this agreement, we are required to reimburse the travel and accommodation expenses incurred in connection with his attendance at our Board and committee meetings. Mr. Tinsley did not claim any reimbursements in the fiscal 2010 year.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2010:

Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding
	options, warrants	options, warrants	securities
	and rights	and rights	reflected in column
Plan Category	(a)	(b)	(a)) (c)
Equity compensation plans approved by security holders
Amended and Restated 2004 Stock Incentive Plan	1,675,580	$19.54	3,370,506

Equity compensation plans not approved by security holders
Stock options granted to employees of Prism Holdings Limited (“Prism”) (1)	132,040	$22.51	—

Total	1,807,620		3,370,506

(1)	In connection with the acquisition of Prism in July 2006, we granted Prism employees options to purchase shares of common stock at an exercise price of $22.51 per share, which was the average of the high and low sale prices of the common stock on the date of grant. These options become exercisable in five equal annual installments and expire on August 24, 2016.
EXECUTIVE COMPENSATION
ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE
     As part of its responsibilities to annually review all incentive compensation and equity-based plans, and evaluate whether the compensation arrangements of our employees incentivize unnecessary and excessive risk-taking, the Remuneration Committee evaluated the risk profile of our compensation policies and practices for fiscal 2010 and concluded that they do not motivate imprudent risk taking. In its evaluation, the Remuneration Committee reviewed our employee compensation structures, and noted numerous design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including:
     (i) a balanced mix between cash and equity, and annual and longer-term incentives;
     (ii) caps on incentive awards at reasonable levels;
     (iii) linear payouts between target levels with respect to annual cash incentive awards;
     (iv) discretion on individual awards; and
     (v) long-term incentives.

     The Remuneration Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Remuneration Committee concluded that our compensation programs do not include such elements. In addition, the Remuneration Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. For this purpose, the Remuneration Committee considered our growth and return performance, volatility and leverage. In light of these analyses, the Remuneration Committee concluded that it has a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on us. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The goal of our executive compensation program is the same as our goal for operating the company—to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers. This section of the proxy statement explains how our compensation program is designed and operates in practice with respect to the three individuals who comprised our named executive officers at the end of our 2010 fiscal year—our Chief Executive Officer, our Chief Financial Officer and our Senior Vice President-Information Technology. Our named executive officers have the broadest job responsibilities and are the only individuals who have policy-making authority.
     Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his or her contribution to us. We consider the mix of our compensation components from year to year based on our overall performance, an executive’s individual contributions, and compensation practices of other US- and UK-based public companies including companies in our “peer group” described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short and long term.
Compensation Objectives
     Performance. Each of our named executive officers has had a long and distinguished career with us. In particular, our Chief Executive Officer founded the Company and developed the technology on which our products are based. We reward excellent performance by our named executive officers and motivate them to continue to produce superior, long-term results through a combination of cash bonuses, incentive payments that depend on achievement of pre-defined levels of financial and operating goals and equity awards in the form of stock options or restricted stock that derive their value from increases in our share price and/or satisfaction of other financial performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer’s scope of responsibility, demonstrated ingenuity, dedication and leadership and management effectiveness. Equity incentive compensation focuses on achievement of longer term results.

     Alignment. We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe ultimately drive long-term shareholder value. During the past several years, the primary financial measure we have used is “fundamental earnings per share” which is earnings per share determined in accordance with generally accepted accounting principles, adjusted to exclude the effects of certain items such as amortization of intangible assets; stock-based compensation charges; and one-time, large, unusual items as determined in the discretion of the Remuneration Committee, while non-financial measures include international expansion of our business, deepening of management, performance of existing businesses, the success and integration of acquisitions and the achievement of strategic and operational goals. The elements of our compensation package that we believe align these interests most closely are a combination of annual quantitative and qualitative cash compensation awards, stock option awards which increase in value as our stock price increases and restricted stock awards which vest over time and upon the satisfaction of our performance goals.
     Retention. Our executive officers and the Remuneration Committee recognize that the talent pool in South Africa is more limited than in other more developed countries. Even more significantly, the long tenure of our named executive officers has made them especially knowledgeable about our business and industry and thus particularly valuable to the Company. We wish to avoid losing these long-tenured officers and their invaluable knowledge, particularly given how important they are to the future performance of the Company. Therefore, retention is a key objective of our executive compensation program. We attempt to retain our key employees, including our named executive officers, by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The extended vesting terms of stock options and restricted stock awards have the effect of tying this element of compensation to continued service with us.
Implementing our Objectives
     Process for Determining Compensation. A substantial amount of the Remuneration Committee’s responsibilities and efforts relate to the determination of compensation for our named executive officers. The Remuneration Committee obtains compensation data compiled from executive compensation surveys which include data gathered from annual reports and proxy statements of companies that it selects as a “peer group” for executive compensation analysis purposes. The Remuneration Committee’s goal is that the total cash compensation for our named executive officers be at the 75th percentile and the overall equity compensation for named executive officers should be within the range of the 50th to 75th percentiles when our financial performance equals the average of our peer group companies on a size and value-weighted basis. Because of the high proportion of cash compensation that is at risk, the Remuneration Committee reserves the right to adjust total cash compensation to be higher or lower, when our financial performance exceeds that of our peer group companies or is lower than that of our peer group companies, as the case may be. Our peer group consists of payment processing companies generally considered comparable to us as well as other companies within the information technology sector and those engaged in emerging markets. The Remuneration Committee’s intent generally is to choose peer group members that have one or more attributes significantly similar to us, such as that of being a payment systems provider. Our peer group, which includes both US and UK listed companies, consists of the following companies: Fiserv Inc., Global Payments Inc., Wright Express Corporation, Euronet Worldwide, Inc., Heartland Payment Systems, Inc., Total System Services, Inc., Verifone Systems, Inc. and Dimension Data Holdings Plc.

     The Remuneration Committee’s process for determining compensation includes an analysis, for each executive officer, of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies. The Remuneration Committee sets the compensation of our Chief Financial Officer based on the total compensation package of our Chief Executive Officer. Since the role played by our Chief Financial Officer is significantly broader than that of a typical Chief Financial Officer, the Remuneration Committee’s goal is to set this package at approximately 45%-65% of our Chief Executive Officer’s total compensation package. Our other executive officer’s compensation is then set at approximately 40% — 50% of the compensation of our Chief Financial Officer. Because the Remuneration Committee considers international comparables in its compensation analysis for both our Chief Executive Officer and Chief Financial Officer, their total compensation packages are denominated in US dollars. Because our other executive officer’s compensation packages is derived from the amount of compensation we pay to our Chief Financial Officer, his compensation package is also denominated in US dollars. Our executive officers may elect to be paid in a currency other than US dollars, in which case the US dollar amount is converted into ZAR at the exchange rate in effect at the time of payment. In the first quarter of each year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive plan remuneration targets and payment criteria. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.
     Before the Remuneration Committee makes decisions on compensation for the year, it discusses with our Chief Executive Officer each executive officer’s performance during the year, his or her accomplishments and specific areas of progress. Our Chief Executive Officer bases his evaluation on his knowledge of each executive officer’s performance (with due regard to the operational environment) and targets that have been set for a particular performance period. The executive officers are then evaluated based on their individual performance during the fiscal year. The Chief Executive Officer makes a recommendation to the Remuneration Committee on each executive officer’s compensation, except for his own and the Chief Financial Officer’s compensation. Executive officers do not propose or seek approval for their own compensation. Our Chief Executive Officer’s and Chief Financial Officer’s annual performance review is developed by the Remuneration Committee as a whole. For our Chief Executive Officer’s and Chief Financial Officer’s reviews, formal feedback is received from the non-employee directors.
     The Remuneration Committee also consults with our Chief Executive Officer and Chief Financial Officer regarding non-executive officer employee compensation and is responsible for approving all awards under our Stock Incentive Plan.
     Equity Grant Practices. We believe that long-term performance is achieved through a culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of stock options and restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, as measured by creation of shareholder value, and foster a commonality of interest between shareholders and employees. We have granted equity awards through our Stock Incentive Plan which was adopted by our Board of Directors and approved by our shareholders to permit the grant of stock options and other stock-based awards to our employees, directors and consultants. Options granted under the plan vest ratably over a period of five years after grant unless otherwise provided in a particular award agreement and have ten-year terms from the date of grant. In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive’s then current cash total compensation package (which includes salary, potential bonus and cash incentive plan compensation), any previously received equity awards, the value of the grant at the time of award and the number of shares available for grants pursuant to our Stock Incentive Plan.

     We record stock-based compensation charges over the vesting term of the equity award as required under current accounting standards. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that combining grants of stock options and restricted stock effectively balances our objective of focusing our employees, including our named executive officers, on delivering long-term value to our shareholders, with our objective of providing value to our employees with the equity awards. Stock options have value only to the extent that our stock price on the date of exercise exceeds the stock price on the date of grant or any particular minimum share price necessary to vest such options, and thus are an effective compensation tool only if the stock price appreciates during the vesting term. In this sense, stock options are a motivational tool.
     No Employment Agreements. Our executive officers are all employed on an “at will” basis, without employment agreements, severance payment arrangements (except as required by local labor laws), or payment arrangements that would be triggered by a change in control. The absence of such arrangements enables us to terminate the employment of our named executive officers with discretion as to the terms of any severance arrangement that might be provided upon such termination. This is consistent with our performance-based employment and compensation philosophy. We do have restraint of trade agreements with each of our named executive officers. The terms of these agreements provide that upon the termination of the executive’s employment, the executive is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business.
     Considerations Regarding Tax Deductibility of Compensation. Section 162(m) of the US tax code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers (other than our Chief Financial Officer, to whom these limits do not currently apply). Certain qualified performance-based compensation is not subject to this deduction limit. Our stock option awards under the Stock Incentive Plan have been structured with the intention that the compensation the executives will realize when the stock options are exercised will be qualified performance-based compensation not subject to the limitations imposed by Section 162(m). However, to maintain flexibility in compensating our named executive officers in a manner designed to promote our various corporate goals, it is not a policy of the Remuneration Committee that all executive compensation must be tax-deductible. For example, the bonuses and non-equity incentive compensation payments made to our named executive officers are not qualified performance-based compensation and may be subject to the tax deduction limitations imposed by Section 162(m). Similarly, the restricted stock granted to our named executive officers, the vesting of which is conditioned upon satisfaction of our performance goals, may be subject to the tax deductibility limitations imposed by Section 162(m) because the Remuneration Committee retained flexibility to adjust the performance goals to reflect extraordinary events. The Remuneration Committee believes that the importance of retaining this flexibility outweighs the benefits of tax deductibility.
     Compensation Consultants. Neither we nor the Remuneration Committee have any contractual arrangement with any compensation consultant or used the services of any compensation consultant who has a role in determining or recommending the amount or form of executive officer compensation.
Elements of 2010 Compensation
     There were three elements that comprised our compensation program in fiscal 2010: (i) base salary; (ii) cash incentive awards for Dr. Serge Belamant, our Chief Executive Officer and Mr. Herman Kotze, our Chief Financial Officer; and (iii) a bonus for Dr. Belamant, Mr. Kotze and Mr. Nitin Soma, our Senior Vice-President, Information Technology. In addition, we cover all costs for security guards for Dr. Belamant. We did not provide any other type of compensation, retirement, healthcare, or welfare benefits to any of our named executive officers.
     Base Salary. Salaries for fiscal 2010 were determined in the first quarter of the 2010 fiscal year after a review of our peer group companies described above.

     Cash Incentive Awards. During the second quarter of fiscal 2010, the Remuneration Committee established a cash incentive plan for Dr. Belamant and Mr. Kotze pursuant to which each of them became eligible to receive a cash incentive payment upon the achievement of certain performance targets with respect to the 2010 fiscal year. The cash incentive plan provided for a target cash incentive award of 100% of the executive’s base salary for fiscal 2010, 80% of which was to be based on achievement of the quantitative factors described below and 20% of which was to be based on the level of achievement of the qualitative factors described below.
     The cash incentive plan provided that 100% of 80% of the target cash incentive award would be payable if we achieved a 25% increase in “fundamental earnings per share” in ZAR in fiscal 2010 as compared with fiscal 2009, with a threshold based on the achievement of a 15% increase, with each percentage point increase between 15% and 30% resulting in a payment of 10% of the quantitative portion of the award. While the plan targeted a 100% award to be payable at the 25% threshold, in the event fundamental earnings per share achieved was 30% or greater than fiscal 2009, the quantitative award would be a maximum of 150% of 80% of the respective annual salary. Fundamental earnings per share was to be determined in ZAR and measured as our earnings per share determined in accordance with US generally accepted accounting principles to exclude the effects related to: (i) the amortization of intangible assets; (ii) stock-based compensation charges; and (iii) one-time, large, unusual items as determined in the discretion of the Remuneration Committee. Further, the calculation of fundamental earnings per share would assume no change in our effective tax rate from fiscal 2009. The cash incentive plan provided that 20% of the target cash incentive award was to be based, among other things, on the following qualitative factors: (i) evaluation and implementation of our strategic plan, (ii) assessment of our progress in relation to domestic and international business development, and (iii) progress on implementing a new management structure and succession plans.
     After the completion of the 2010 fiscal year, the Remuneration Committee met to discuss fiscal 2010 performance and whether and to what extent the cash incentive awards should be paid. Based on the 2010 fiscal year’s 17.4% increase in ZAR-based fundamental earnings per share, the Remuneration Committee determined to award 20% of the 80% target quantitative cash incentive award to each of Dr. Belamant and Mr. Kotze.
     With respect to the qualitative portion of the cash incentive award, the Remuneration Committee determined that although good progress had been made in each of the areas to be considered, the level of progress did not warrant the full 20% award. The Remuneration Committee recognized that 2010 had been a very difficult year for the Company, its employees, management as well as shareholders. The Remuneration Committee determined to award 50% of the 20% qualitative portion of the cash incentive award to the each of Dr. Belamant and Mr. Kotze. The determination was based on a broad range of issues ranging from our renegotiation of our contract with the South African government to provide social welfare grant administration and distribution, group focus and strategy, international performance, management depth and succession as well as divisional performance and the FIHRST and MediKredit acquisitions.
     Accordingly, based on the achievement of the quantitative target and the qualitative deliberations described above, the Remuneration Committee approved total cash incentive awards of $221,000 and $110,500, to Dr. Belamant and Mr. Kotze, respectively for fiscal 2010.
     Bonus. Bonuses may be awarded for accomplishments during the previous fiscal year and are designed to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, management experience and effectiveness. Likewise, with respect to Dr. Belamant and Mr. Kotze, bonuses may be paid for performance based on factors external to the ones considered in determining the payment of the cash incentive awards described above. Bonuses are determined by the Remuneration Committee with advice from the management directors (in the case of executives other than Dr. Belamant and Mr. Kotze), based upon the Remuneration Committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by the executive officers and the Remuneration Committee. The goal of this element of compensation focuses on motivating and challenging the executive to achieve superior, longer term, sustained results.

     The Remuneration Committee granted bonuses of $255,000 and $127,500, respectively, to Dr. Belamant and Mr. Kotze based on their contribution during fiscal 2010 to the renegotiation of our contract with the South African government to provide social welfare grant administration and distribution. In addition, Mr. Soma, our Vice-President – Information Technology received a bonus of $72,000 as a result of his contributions to the successful certification of various payment processing solutions, including Mastercard debit/credit issuance certification; oversight of various software development projects, including the porting of our UEPS technology to a JAVA platform, the M/Chip 4 Select development and certification project and the launch of our Virtual Card and our new EasyPay Kiosk offerings; and oversight of the information technology component of our Sarbanes Oxley compliance.
     Equity Incentive Awards. In May 2009 the Remuneration Committee decided to grant stock option awards that otherwise were slated to be granted in August 2009 for the fiscal 2010 annual grant cycle. The Remuneration Committee decided to accelerate the timing of the grant in order to restore the important retention incentive that our equity awards are designed to achieve but which had been lost due to the significant decline in our stock price resulting from the global economic crisis. The Remuneration Committee noted that the vast majority of our outstanding stock options had exercise prices significantly above the then current market values of our stock. The Remuneration Committee believed that this deeply underwater status of the outstanding stock options negatively impacted the incentivizing purpose of those options. Because the grant of the anticipated August 2009 awards was accelerated to May 2009, no additional grants were made during fiscal 2010.
     The Remuneration Committee determined that the second tranche of the restricted stock awards granted in August 2007 to Dr. Belamant, Mr. Kotze and all other recipients vested on September 1, 2010. Under the terms of the awards, as previously amended, one-third of the original award shares vest on September 1, 2010 and 2011, if the required financial performance target has been met for the immediately preceding fiscal year. The first tranche of the awards vested on September 1, 2009.
     The financial performance target was set based on a 20% increase, compounded annually, in fundamental diluted earnings per share, expressed in South African rand, above the fundamental diluted earnings per share for the fiscal year ended June 30, 2007. As a result of guidance issued by the Financial Accounting Standards Board and adopted by us in July 2009 which requires acquisition-related costs to be expensed, the fiscal 2010 financial performance target was not met. However, the Remuneration Committee determined that the shortfall was de minimis and that, but for this accounting change, the financial performance target would have been met for fiscal 2010. Thus, the Remuneration Committee determined that it was appropriate to use its discretion to adjust the financial performance target to reflect an extraordinary item (i.e., this accounting change) as contemplated by the restricted stock award agreements and that one-third of the award shares would vest on September 1, 2010.
     Security Guards for our Chief Executive Officer. We provide on-site residential security services for Dr. Belamant consisting of two armed guards. These services are provided based on bona fide business related security concerns and are an integral part of our overall risk management program. The Board believes that provision of these security services is a necessary and appropriate business expense because Dr. Belamant’s personal safety and security are of the utmost importance to us and our shareholders. These security services may be viewed as conveying a personal benefit to Dr. Belamant and as a result, must be reported in the Summary Compensation Table below.

REMUNERATION COMMITTEE REPORT
For the Year Ended June 30, 2010
     The Remuneration Committee, which comprises all the independent directors, has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with our Chief Executive Officer, Dr. Serge C.P. Belamant, and our Chief Financial Officer, Herman G. Kotzé. Based on this review and discussion, the Remuneration Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in our Annual Report on Form 10-K and this proxy statement.
Remuneration Committee
Alasdair J.K. Pein, Chairman
Christopher Stefan Seabrooke
Antony Charles Ball
Paul Edwards
Tom Collier Tinsley
Executive Compensation Tables
     The following narrative, tables and footnotes describe the “total compensation” earned during fiscal years 2010, 2009 and 2008, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2010. The actual value realized by our named executive officers in fiscal 2010 from long-term equity incentives (options and restricted stock) is presented in the Option Exercises and Stock Vested Table on page 25 of this proxy statement. Target annual incentive awards for fiscal 2010 are presented in the Grants of Plan-Based Awards table on page 23 of this proxy statement.

SUMMARY COMPENSATION TABLE (1)
     The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our other named executive officer for services rendered during fiscal years 2010, 2009 and 2008.

						Non-Equity	All Other
				Stock Awards	Option Awards	Incentive Plan	Compensation
Name and		Salary ($’000)		($’000)	($’000)	Compensation	($’000)	Total
Principal Position	Year	(2)	Bonus ($’000) (3)	(4)	(5)	($’000) (3)	(6)	($’000)
Dr. Serge Belamant, Chief Executive Officer, Chairman of the Board and Director	2010 2009 2008	850 850 850	255 — —	— — 910	— 2,258 —	221 400 850	38 32 41	1,364 3,540 2,651

Herman Kotzé, Chief Financial Officer, Treasurer, Secretary and Director	2010 2009 2008	425 425 425	128 100 —	— — 910	— 1,245 —	110 200 319	— — —	663 1,970 1,654

Nitin Soma, Vice-President – Information Technology	2010 2009 2008	288 288 288	72 72 72	— — 689	— 723 —	— — —	— — —	360 1,083 1,049

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in any of fiscal 2010, 2009 or 2008. All other columns have been omitted.

(2)	The applicable amount for each named executive officer is denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment.

(3)	Bonus and non-equity incentive plan compensation represent amounts earned for the fiscal years ended June 30, and were paid in September. The amounts for each executive officer are denominated in USD.

(4)	Represents FASB ASC Topic 718 grant date fair value of shares of restricted stock awarded to our named executive officers in August 2007, one-third of which vested on September 1 of 2009 and 2010. The remaining one-third of these shares is scheduled to vest on September 1, 2011. Vesting of the award shares is conditioned upon each recipient’s continuous service through the applicable vesting date and our achieving the financial performance target set for that vesting date. See note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2010, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(5)	Represents FASB ASC Topic 718 grant date fair value of stock options granted under the Stock Incentive Plan to our named executive officers in August 2008 and May 2009. See note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2010, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(6)	Represents costs for security guards for Dr. Belamant, which are paid in ZAR.

GRANTS OF PLAN-BASED AWARDS (1)
     The following table provides information concerning non-equity incentive awards granted during fiscal 2010 to each of our named executive officers. We did not grant any equity-based awards during fiscal 2010.

		Estimated Possible Payouts Under
		Non-Equity Incentive
		Plan Awards (2)
		Threshold	Target	Maximum
Name	Type of Award	($’000)	($’000)	($’000)
Dr. Serge Belamant	AC	238,000	850,000	1,190,000

Herman Kotzé	AC	119,000	425,000	595,000

AC:	Annual Cash Incentive

(1)	Includes only those columns relating to grants awarded to the named executive officers in fiscal 2010. All other columns have been omitted.

(2)	In the second quarter of fiscal 2010, the Remuneration Committee approved a cash incentive plan providing for a payment of 100% of Dr. Belamant’s $850,000 annual base salary and 100% of Mr. Kotze’s $425,000 annual base salary, if certain quantitative and qualitative requirements were met for our fiscal 2010 year. No such cash incentive plan was established for our other named executive officer, Mr. Soma. The Remuneration Committee determined that Dr. Belamant and Mr. Kotze satisfied a portion of the quantitative requirements and the qualitative requirements to justify a portion of the cash incentive award which was paid in September 2010. See the discussion under “Compensation Discussion and Analysis – Elements of 2010 Compensation – Cash Incentive Awards” for the performance targets established by the Remuneration Committee and the reasons underlying the Remuneration Committee’s determination regarding the payment of the cash incentive awards.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END (1)
     The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2010. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the closing price of $13.41 of our common stock on June 30, 2010, the last trading day of the fiscal year.

	Option Awards					Stock Awards
		Number of						Equity
	Number of	Securities						Incentive
	Securities	Under-				Equity Incentive		Plan Awards: Market
	Underlying	lying				Plan Awards: Number		or Payout Value of
	Unexer-	Unexer-				of Unearned Shares,		Unearned Shares,
	cised	cised		Option		Units or Other		Units or Other
	Options	Options		Exercise	Option	Rights That Have		Rights That Have
	(#)	(#)		Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(number of shares)		($’ 000)
Dr. Serge Belamant	64,000	16,000	(2)	$22.51	8/24/2016	26,666	(5)	358	(6)
	80,000	120,000	(3)	$24.46	8/24/2018
	26,000	104,000	(4)	$13.16	5/20/2019

Herman Kotzé	28,000	7,000	(2)	$22.51	8/24/2016	26,666	(5)	358	(6)
	40,000	60,000	(3)	$24.46	8/24/2018
	22,000	88,000	(4)	$13.16	5/20/2019

Nitin Soma	16,000	4,000	(2)	$22.51	8/24/2016	20,000	(5)	268	(6)
	24,000	36,000	(3)	$24.46	8/24/2018
	12,000	48,000	(4)	$13.16	5/20/2019

(1)	Includes only those columns that are relevant to the types of awards that remained outstanding as of the end of fiscal 2010.

(2)	These options vest on May 8, 2011.

(3)	One-third of these options vest on each of May 8, 2011, 2012 and 2013, respectively.

(4)	One-fourth of these options vest on each of May 8, 2011, 2012, 2013 and 2014, respectively.

(5)	Represents shares of restricted stock awarded in August 2007 to the extent that they remained unvested as of June 30, 2010. One-third of the restricted stock award vested on September 1 of 2009 and 2010. The remaining one-third of the restricted stock award is scheduled to vest on September 1, 2011. Vesting of the award shares is conditioned upon each recipient’s continuous service through the applicable vesting date and our achieving the financial performance target set for that vesting date.

(6)	Assumes that all performance targets will be met in each year and all shares of restricted stock will vest on September 1, 2011.

OPTION EXERCISES AND STOCK VESTED (1)
     There were no stock options exercised by our named executive officers during fiscal 2010. The following table shows all stock awards that vested during fiscal 2010.

	Stock Awards
	Number of shares	Value Realized
Name	acquired on vesting (#)	on Vesting ($’000)(2)
Dr. Serge Belamant	13,334	254

Herman Kotzé	13,334	254

Nitin Soma	10,000	190

(1)	Includes only those columns relating to stock awards held by our named executive officers that vested in fiscal 2010. All other columns have been omitted.

(2)	The value realized on vesting is calculated as the closing price of our common stock on the vesting date multiplied by the number of common shares of restricted stock that vested.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     As described above under “Compensation Discussion and Analysis”, we do not have employment, severance or change of control agreements with named executive officers. Accordingly, there would be no compensation, other than that prescribed by local labor laws in the case of unfair dismissal or retrenchment, that would become payable under the existing plans and arrangements if the employment of any of our named executive officers had terminated on June 30, 2010.
     We do not have any ongoing obligation to provide post-termination benefits to our named executive officers after termination of employment.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Related Person Transactions
     We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Chief Executive Officer and Chief Financial Officer are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.
     Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.
Related Party Transactions
     Pursuant to the stock purchase agreement, dated July 18, 2005, among the investment entities affiliated with GA, us and certain other parties, GA is entitled to designate one nominee to our Board. This designee is currently Mr. Tinsley. In addition, pursuant to the stock purchase agreement, we granted rights, under certain circumstances and subject to certain limitations, with respect to the registration of our shares held by investment entities affiliated with GA.
     We engaged the services of PBel (Pty) Ltd, or PBEL, to perform software development services, primarily software utilized on mobile phones and by cash-accepting kiosks during fiscal 2010. All software developed by PBEL is our property. PBEL is jointly owned by Dr. Belamant and his son, Mr. Philip Marc Belamant. Dr. Belamant is a non-employee director of PBEL and Mr. Belamant is its chief executive officer. Mr. Belamant is not, and has never been, employed by us. The PBEL transaction was approved by our Audit Committee and thus Dr. Belamant did not participate in the Board’s decision to engage PBEL. We paid PBEL approximately $0.2 million for software development services during fiscal 2010.
AUDIT AND NON-AUDIT FEES
     The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the fiscal years ended June 30, 2010 and 2009.

	2010	2009
	$ ‘000	$ ‘000
Audit Fees	1,813	1,352
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
     Audit Fees — This category includes the audit of our annual consolidated financial statements, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management’s assessment of the effectiveness of our internal control over financial reporting and the auditors’ independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
     Audit-Related Fees — This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” There were no such fees paid in the fiscal years ended June 30, 2010 or 2009.

     Tax Fees — This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return review and technical tax advice. There were no such fees paid in the fiscal years ended June 30, 2010 or 2009.
     All Other Fees — There were no such fees paid in the fiscal years ended June 30, 2010 or 2009.
Pre-Approval of Non-Audit Services
     Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2010 and 2009, all of services provided by Deloitte with respect to fiscal years 2010 and 2009 were pre-approved by the Board and the Audit Committee.
AUDIT COMMITTEE REPORT
     The Audit Committee of the Board consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board and available on our website at www.net1.com under the “Investor Relations — Governance” section. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Messrs. Seabrooke, Pein and Edwards. The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm.
     Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
     In this context, the Audit Committee has met and held discussions with management and Deloitte. Our Chief Executive Officer and Chief Financial Officer represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee reviewed and discussed the consolidated financial statements with our Chief Executive Officer and Chief Financial Officer and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These matters included a discussion of Deloitte’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.
     Deloitte also provided the Audit Committee with the written disclosures and letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence. The Audit Committee further considered whether the provision by Deloitte of the non-audit services described above is compatible with maintaining the auditors’ independence.
     Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of the representations of management and the disclosures by Deloitte to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2010, for filing with the SEC.

Audit Committee
Christopher S. Seabrooke, Chairman
Alasdair J.K. Pein
Paul Edwards

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents, as of October 15, 2010, information about beneficial ownership of our common stock by:
•	each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.
     Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 45,392,353 shares of common stock outstanding as of October 15, 2010. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after October 15, 2010 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person.
     Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority. Except as otherwise noted, each shareholder’s address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

	Shares of Common
	Stock Beneficially Owned
Name	Number	%
Antony C. Ball(1)	3,388	*
Dr. Serge C.P Belamant(2)	1,073,288	2.36%
Paul Edwards(3)	6,870	*
Herman G. Kotzé(4)	116,666	*
Alasdair J.K. Pein(5)	106,089	*
Chris S. Seabrooke(6)	10,105	*
Nitin Soma(7)	72,000	*
Tom C. Tinsley(8) (10)	6,412,479	14.13%
International Value Advisers, LLC (9)	3,636,420	8.01%
Investment entities affiliated with General Atlantic LLC(10)	6,409,091	14.12%
Directors and Executive Officers as a group (11)	7,800,885	17.07%

*	Less than one percent
(1)	Includes 455 shares of common stock owned directly by Mr. Ball and 2,933 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Ball’s continued service as a member of our Board on the applicable vesting date.

(2)	CI Law Trustees Limited for the San Roque Trust dated 8/18/92 owns 725,799 shares of common stock. Dr. Serge C.P. Belamant as proxy of CI Law Trustees has the power to vote all of CI Law Trustees’ shares. The remaining 334,156 shares are owned directly by Dr. Belamant and include 13,333 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement and (ii) options to purchase 170,000 shares of common stock, all of which are currently exercisable.

(3)	Includes 2,041 shares of common stock owned directly by Mr. Edwards and 4,828 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Edwards’ continued service as a member of our Board on the applicable vesting date.

(4)	Includes 13,333 shares of common stock owned directly by Mr. Kotzé. The remaining 103,333 shares are owned directly by Mr. Kotzé and include 13,333 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement and options to purchase 90,000 shares of common stock, all of which are currently exercisable.

(5)	Includes 100,124 shares of common stock held by a trust, settled by Mr. Pein and of which he is a beneficiary and 910 shares owned directly by Mr. Pein. The total also includes 5,055 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Pein’s continued service as a member of our Board on the applicable vesting date.

(6)	Includes 2,916 shares of common stock owned directly by Mr. Seabrooke and 7,189 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Seabrooke’s continued service as a member of our Board on the applicable vesting date.

(7)	Includes 10,000 shares of common stock owned directly by Mr. Soma. The remaining 62,000 shares are owned directly by Mr. Soma and include 10,000 shares of restricted stock, the vesting of which is subject to certain financial performance and other conditions described elsewhere in this proxy statement and 52,000 options to purchase shares of common stock, all of which are currently exercisable.

(8)	Includes 455 shares of common stock owned directly by Mr. Tinsley and 2,933 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Tinsley’s continued service as a member of our Board on the applicable vesting date. The business address of Mr. Tinsley is 2401 Pennsylvania Avenue NW, Washington DC 20037.

(9)	Based solely on a Form 13F dated September 10, 2010, filed by International Value Advisers, LLC. The business address of International Value Advisers, LLC is 645 Madison Avenue, 12th Floor, New York, NY 10022.

(10)	According to Amendment No. 1 to Schedule 13D, dated June 22, 2006, filed by General Atlantic LLC (“GA”), and its affiliates, General Atlantic Partners 80, L.P. (“GAP 80”), General Atlantic Partners 82, L.P. (“GAP 82”), GapStar, LLC (“GapStar”), GAP Coinvestments III, LLC, (“GAPCO III”), GAP Coinvestments IV, LLC, (“GAPCO IV”), GAPCO GmbH & Co. KG (“KG”), GAPCO Management GmbH, (“GmbH Management”), and GAP Coinvestments CDA, L.P. (“GAPCO CDA”) and supplemental information provided to us by GA, these entities beneficially own, in the aggregate, 6,409,091shares of common stock. GA is the general partner of GAP 80, GAP 82 and GAPCO CDA. GA is also the sole member of GapStar. GmbH Management is the general partner of KG. The Managing Directors of GA are Steven A. Denning (Chairman), William E. Ford Chief Executive Officer), H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, Vince Feng, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Jonathan Korngold, Christopher G. Lanning, Jeff Leng, Anton J. Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Ranjit Pandit, Andrew C. Pearson, Raul Rai, David A. Rosenstein, Sunish Sharma, Franchon M. Smithson, Oliver Thum, Tom C. Tinsley, Sean Tong, Philip P. Trahanas and Florian P. Wendelstadt (collectively, the “GA Managing Directors”). Mr. Tinsley is a director of the Company. The managing members of GAPCO III and GAPCO IV are GA Managing Directors. The business address of each of the GA Managing Directors (other than Messrs. Esser, Feng, Leng, Tong, Havaldar, Pandit, Rai, Sharma, Thum, Tinsley, Wendelstadt, Bingham and McMorris) is 3 Pickwick Plaza, Greenwich, Connecticut 06830. The business address of Messrs. Esser and Thum is Koenigsallee 62, 40212, Duesseldorf, Germany. The business address of Messrs. Feng, Leng and Tong is Suite 2007-10, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The business address of Messrs. Havaldar, Pandit, Rai and Sharma is Room 151, 152 Maker Chambers VI, Naisman Point, Mumbai 400 021, India. The business address of Mr. Wendelstadt is 83 Pall Mall, London, SW1Y 5ES. The business address of Messrs. Bingham and McMorris is 228 Hamilton Avenue, Palo Alto, California 94301.

(11)	Represents shares beneficially owned by the directors and executive officers listed in the table. Includes options to purchase 312,000 shares of common stock, all of which are currently exercisable and 59,604 shares of restricted stock, the vesting of which is subject to certain conditions discussed above.

ADDITIONAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review and representations, we believe that all filings requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during fiscal year 2010.
Annual Report on Form 10-K
     A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2010 is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.net1.com). In addition, the annual report (with exhibits) is available at the SEC’s website (www.sec.gov).
Shareholder Proposals for the 2011 Annual Meeting
     Qualified shareholders who wish to have proposals presented at the 2011 annual meeting of shareholders must deliver them to us by June 30, 2011, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act. Shareholders who intend to present an item of business for our 2011 annual meeting of shareholders (other than a proposal presented for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8) must provide notice of such business to us by June 30, 2011, as set forth more fully in Sections 2.08 and 4.16 of our Amended and Restated By-Laws. All proposals and nominations must be delivered to us at our principal executive offices at P O Box 2424, Parklands 2121, Gauteng, South Africa.
Householding of Proxy Materials
     We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.
     If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed at the end of October of each year, by notifying us in writing at: Net 1 UEPS Technologies, Inc., PO Box 2424, Parklands 2121, Gauteng, South Africa, Attention: Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.
     If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

By Order of the Board of Directors,

Dr. Serge C. P. Belamant
Chairman and Chief Executive Officer

October 28, 2010

     THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

Net 1 UEPS Technologies, Inc.
84722
▼ FOLD AND DETACH HERE ▼
Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.
Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. ELECTION OF DIRECTORS		☐	☐	☐

Nominees:	01 Dr. Serge C.P. Belamant
02 Herman G. Kotze
03 Christopher S. Seabrooke
04 Antony C. Ball
05 Alasdair J.K. Pein
06 Paul Edwards
07 Tom C. Tinsley

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name(s) in the space provided below.

* Exceptions

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2011.	☐	☐	☐

3.	In their discretion upon such other matters as may properly come before the meeting.

		Mark Here for Address Change or Comments SEE REVERSE		☐

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

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NET 1 UEPS TECHNOLOGIES, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     This proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 29, 2010. The undersigned, appoints Dr. Serge C.P. Belamant and Herman G. Kotze, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on November 29, 2010, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposal 2.
(Please Sign on Reverse Side)

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